PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus Dated September 30, 2004)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-112299

PROLONG INTERNATIONAL CORPORATION

10,611,084 Shares of Common Stock

($0.001 par value)

This prospectus supplement supplements information contained in that certain prospectus dated September 30, 2004 of Prolong International Corporation (the “Company”), relating to the offer and sale from time to time of up to 10,611,084 shares of the Company’s common stock issuable upon exercise of warrants, which are held by certain warrant holders named in the prospectus under the section entitled “Selling Securityholders.” This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and restates the information set forth in the prospectus under the caption “Selling Securityholders” with respect to the Selling Securityholders named below and the respective shares of common stock beneficially owned by such Selling Securityholders that may be offered pursuant to the prospectus:

Selling Securityholder	Common Stock Owned Prior to the Offering(1)	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of this Offering(2)	Percentage of Ownership Upon Completion of Offering
St. Cloud Capital Partners, L.P.(3)(18)	4,885,492	4,885,492	0	0
Bedford Oak Capital, L.P.(4)(18)	387,265	387,265	0	0
Bedford Oak Offshore, Ltd.(4)(18)	387,265	387,265	0	0
Aspen Ventures LLC(5)(18)	297,896	297,896	0	0
ABQ Dolphin, L.P.(6)(19)	900,000	900,000	0	0
Goldfarb Revocable Family Trust U/A/D 5/9/90(7)(28)	1,300,000	1,250,000	50,000	*
Rapaport Family Trust U/A/D 4/12/90(9)(20)	625,000	625,000	0	0
Raymond L. Clark(25)	620,791	620,791	0	0
Thomas J. Cuccia(26)	125,000	125,000	0	0
Euclid Plaza, LLC and President Properties(9)(20)	120,000	120,000	0	0
Lubrication Solutions, Inc.(10)(20)	100,000	100,000	0	0
Linco Partners 1, LLP(9)(20)	88,462	88,462	0	0
Sandra C. and Jeremy E. Kaslow Revocable Trust Dec. 1999(13)(22)	81,000	81,000	0	0
William Blair Armstrong(20)	76,921	76,921	0	0
Jory Rosen(23)	75,000	75,000	0	0
David A. Scholar(20)	50,000	50,000	0	0
Laurie Capron(20)	50,000	50,000	0	0
Jeremy Kaslow Trustee, Jeremy Kaslow, M.D., a Medical Corp, Retirement Trust(11)(20)	45,000	45,000	0	0
Thomas M. Linden, as Trustee of the Thomas M. Linden Revocable Trust(12)(20)	338,462	38,462	300,000	*
Edwin A. Meserve(20)	38,462	38,462	0	0
Edwin A. Meserve, as Trustee of the Penny Tacquard Share of the J. Robert Meserve Trust dated 9/12/91 – Trust A(13)(20)	38,462	38,462	0	0

Edwin A. Meserve, as Trustee of the Pamela Newell Share of the J. Robert Meserve Trust dated 9/12/91 – Trust A(14)(20)	38,462	38,462	0	0
Melvin Lamph(20)	38,462	38,462	0	0
Robert Stillwagon(20)	38,462	38,462	0	0
Laurent A. Siegel(20)(27)	31,875	31,875	0	0
James J. Weber and Ann Barnes as Joint Tenants(20)	25,000	25,000	0	0
Noel E. Johanson(20)	25,000	25,000	0	0
George P. Economos(20)	25,000	25,000	0	0
James A. Burns(20)	25,000	25,000	0	0
Michael Dorsey(20)	23,077	23,077	0	0
William W. Blackburn(20)	15,384	15,384	0	0
William Smith(20)	15,384	15,384	0	0
Barnes Family Trust(15)(20)	10,000	10,000	0	0
Farella Braun & Martel, LLP(16)(24)	10,000	10,000	0	0
Richard McDermott(17)(20)	9,500	9,500	0	0
Totals:	10,961,084	10,611,084	350,000	*

*	Less than 1%.

(1)	Except for 50,000 shares of common stock held by the Goldfarb Revocable Family Trust U/A/D 5/9/90 and 300,000 shares of common stock held by the Thomas M. Linden Revocable Trust, this column represents shares of common stock issuable upon exercise of outstanding warrants.

(2)	Assumes the sale by the selling securityholders of all of the shares of common stock available for resale under this prospectus.

(3)	Pursuant to the Investors’ Rights Agreement, dated November 24, 2003, among Prolong International Corporation, Prolong Super Lubricants, Inc. and the investors and individuals named therein, St. Cloud Capital Partners, L.P. has the right to designate two members to our board of directors. Currently, those designees are Robert Lautz and Cary Fitchey. Marshall Geller and Cary Fitchey hold dispositive voting and investment power over the shares of common stock. Mr. Geller and Mr. Fitchey each disclaim beneficial ownership of such shares.

(4)	Harvey P. Eisen holds dispositive voting and investment power over the shares of common stock. Mr. Eisen disclaims beneficial ownership of the shares.

(5)	Fred B. Tarter is a member of Aspen Ventures LLC and holds dispositive voting and investment power over the shares of common stock. Mr. Tarter disclaims beneficial ownership of such shares.

(6)	Kevin S. Pitts is the President of Dolphin Partners, Inc., which is a general partner of ABQ Dolphin, L.P., and holds dispositive voting and investment power over the shares of common stock.

(7)	Edwin A. Meserve serves as a managing member of Euclid Plaza LLC and managing partner of President Properties and holds dispositive voting and investment power over the shares of common stock.

(8)	Brad A. Birdwell serves as the President of G.R. Birdwell Const. L.P. DBA Lubrication Solutions, Inc. and holds dispositive voting and investment power over the shares of common stock. Mr. Birdwell disclaims beneficial ownership of such shares.

(9)	Thomas M. Linden serves as the President of Linco Investment Company, which is a general partner of Linco Partners 1, LLP, and holds dispositive voting and investment power over the shares of common stock. Mr. Linden disclaims beneficial ownership of such shares.

(10)	Jeremy E. Kaslow, M.D. and Sandra C. Kaslow serve as trustees of the Sandra C. and Jeremy E. Kaslow Revocable Trust Dec. 1999 and hold dispositive voting and investment power over the shares of common stock.

(11)	Jeremy E. Kaslow, M.D. serves as President of the Jeremy Kaslow, M.D., a Medical Corp, Retirement Trust, and holds dispositive voting and investment power over the shares of common stock.

(12)	Thomas M. Linden serves as the trustee of the Thomas M. Linden Revocable Trust and holds dispositive voting and investment power over the shares of common stock.

(13)	Edwin A. Meserve serves as the trustee of the Penny Tacquard Share of the J. Robert Meserve Trust dated 9/12/91 and holds dispositive voting and investment power over the shares of common stock. Mr. Meserve disclaims beneficial ownership of such shares.

(14)	Edwin A. Meserve serves as the trustee of the Pamela Newell Share of the J. Robert Meserve Trust dated 9/12/91 and holds dispositive voting and investment power over the shares of common stock. Mr. Meserve disclaims beneficial ownership of such shares.

(15)	Bruce F. Barnes serves as the trustee of the Barnes Family Trust and holds dispositive voting and investment power over the shares of common stock.

(16)	Dean M. Gloster serves as a partner of Farella Braun & Martel, LLP and holds dispositive voting and investment power over the shares of common stock. Mr. Gloster disclaims beneficial ownership of such shares.

(17)	Mr. McDermott currently serves as a member of our board of directors.

(18)	The exercise price for such warrants is $0.06 per share.

(19)	The exercise price for such warrants is $0.10 per share.

(20)	The exercise price for such warrants is $0.09 per share.

(21)	The exercise price for such warrants is $0.18 per share.

(22)	The exercise price for such warrants is $0.15 per share.

(23)	The exercise price for such warrants is $0.25 per share.

(24)	The exercise price for such warrants is $0.20 per share.

(25)	The exercise price for 75,000 of such warrants is $0.09 per share and the exercise price for 545,791 of such warrants is $0.24 per share.

(26)	The exercise price for 75,000 of such warrants is $0.09 per share and the exercise price for 50,000 of such warrants is $0.24 per share.

(27)	The selling securityholder is an affiliate of a broker dealer and purchased the securities in the ordinary course of business. At the time this selling securityholder purchased the securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(28)	The exercise price for such warrants is $0.07 per share.

The date of this prospectus supplement is December 14, 2004.